CONTACTS Media: Mary Kay Dodero T +1 734.386.6253 Mary.Kay.Dodero@adient.com Investors: Linda Conrad +1 734.209.0068 Linda.Conrad@adient.com Adient announces increased share repurchase authorization and adoption of tax benefits preservation plan PLYMOUTH, Mich., Nov. 4, 2026 – Adient (NYSE: ADNT), a global leader in automotive seating, today announced that its Board of Directors has approved an increase to the company's share repurchase authorization and adopted a Tax Benefits Preservation Plan intended to protect the value of Adient's significant U.S. tax attributes for the benefit of all shareholders. The board authorized a $400M increase in its share repurchase authorization, reflecting confidence in Adient's business outlook, cash flow generation and disciplined capital allocation framework. The new authorization increases the company's existing repurchase program launched in November 2022, under which the company has repurchased $565 million of shares. The new authorization brings the total share repurchase authorization to $1 billion with a current remaining authorization of $435 million and provides additional flexibility to continue returning capital to shareholders while maintaining investment in strategic priorities. In addition, the board adopted a Tax Benefits Preservation Plan designed to reduce the likelihood of an unintended ownership change under Section 382 of the U.S. Internal Revenue Code that could limit Adient's ability to utilize its valuable net operating loss carryforwards and other tax attributes. These tax attributes represent a significant asset that may reduce future cash tax payments and enhance long- term shareholder value. The terms of the Tax Benefits Preservation Plan are generally consistent with plans established by other U.S. listed companies to preserve valuable tax assets. "We are committed to a disciplined capital allocation strategy focused on enhancing long-term shareholder value through share repurchases, while continuing to invest in our business and maintain a strong, flexible balance sheet that supports sustainable growth and financial strength," said Jerome Dorlack, Adient’s president and chief executive officer. "The increased share repurchase authorization reflects our confidence in the company's future cash generation and provides additional capacity to return capital to shareholders. At the same time, the board's adoption of the Tax Benefits Preservation Plan helps safeguard a valuable corporate asset that can support future cash flow and long-term value creation." Share Repurchase Authorization The new authorization increases Adient's capacity to repurchase shares and underscores the company's commitment to shareholder returns. Repurchases may be made periodically through open-market purchases, privately negotiated transactions or other methods, subject to market conditions, legal requirements and other corporate considerations. Tax Benefits Preservation Plan Adient has U.S. net operating loss carryforwards and other tax attributes that may be available to offset approximately $3.5 billion of future taxable income and reduce future cash tax payments. The company believes preserving its ability to use these tax attributes is in the best interests of all shareholders. The Tax Benefits Preservation Plan is intended to reduce the likelihood that Adient experiences an ownership change under Section 382 of the U.S. Internal Revenue Code, which could limit the company's ability to use these tax attributes. Under the Plan, the board authorized and directed the issuance of one right for each outstanding ordinary share that represents the right for its registered holder to purchase from the company a fraction of a participating preferred share for $83.50, subject to adjustment and the terms of the Plan. The rights generally become exercisable if a person or group acquires beneficial ownership of 4.95% or more of Adient's outstanding ordinary shares without prior board approval. A person or group that acquires beneficial ownership of 4.95% or more of the outstanding ordinary shares at any time after the Plan is publicly announced generally would be considered an “acquiring person,” subject to the terms and exceptions set forth in the Plan. Any person or group that beneficially owns 4.95% or more of the outstanding ordinary shares when the Plan is publicly announced (or beneficially owns 4.95% or more of the outstanding ordinary shares solely as a result of an acquisition by the company of outstanding ordinary shares) may continue to own such shares; however, such person or group could not acquire beneficial ownership of any additional ordinary shares without becoming an “acquiring person,” subject to the terms and exceptions set forth in the Plan. The Plan does not prevent the board from considering or approving any proposal that it determines is in the best interests of shareholders, and the board retains the ability to exempt a transaction or waive application of the Plan when appropriate. The company currently intends to seek shareholder approval of the Tax Benefits Preservation Plan at its next annual meeting. Additional information regarding the Tax Benefits Preservation Plan will be included in a Form 8-K and a Registration Statement on Form 8-A to be filed with the U.S. Securities and Exchange Commission. About Adient: Adient (NYSE: ADNT) is a global leader in automotive seating. With more than 65,000 employees in 27 countries, Adient operates ~190 manufacturing/assembly plants worldwide. We produce and deliver automotive seating for all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat-making process. We take our products from research and design to engineering and manufacturing — and into millions of vehicles every year. For more information, please visit www.adient.com. # # #